Exhibit 99.1

Popeyes Louisiana Kitchen, Inc. Appoints S. Kirk Kinsell to Board of Directors

ATLANTA— January 29, 2015 – Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI), the franchisor and operator of Popeyes® restaurants, today announced the appointment of S. Kirk Kinsell to its Board of Directors.

Mr. Kinsell is a veteran hospitality executive who was recently named Chief Executive Officer (effective March 2, 2015) of Loews Hotels & Resorts, a wholly-owned subsidiary of Loews Corporation.

Mr. Kinsell has devoted more than 35 years to the hospitality industry. He has spent 19 years with Intercontinental Hotels Group (IHG) in a variety of senior positions including most recently as President, Americas, with responsibility for the management of more than 3,700 hotels. In his role as President he was responsible for development and performance of all IHG hotel brands and properties in the Americas. He also served as an executive director for IHG, PLC. Prior to IHG, Mr. Kinsell worked for ITT Sheraton and Trammell Crow Hotel Company.

“Kirk is ideally suited to join our Board of Directors as we focus our efforts on talent development processes and systems designed to deliver a guest experience as distinctive as our food,” said Cheryl Bachelder, Chief Executive Officer of Popeyes Louisiana Kitchen. “For more than three decades as a leader in the competitive hospitality industry, Kirk has achieved impressive results.”

“Kirk is a proven leader with a wealth of knowledge and experience, including an impressive track record in the development area, both domestically and internationally,” said John Cranor, Popeyes Louisiana Kitchen, Inc. Chairman of the Board. “We are delighted to welcome him as the newest member of our Board of Directors and look forward to his contributions.”

Mr. Kinsell holds a Bachelor of Arts degree in Economics from the University of California, San Diego, and a Master of Professional Studies degree from the Cornell University School of Hotel Administration.

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, three territories and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Contact Information

Tony Woodard, Vice President Finance

494-459-4585

investor.relations@popeyes.com

Todd Burke, Vice President, Communications & Public Relations

404-459-4737

Todd.Burke@popeyes.com

Coltrin & Associates

Jennifer Webb, 212-221-1616

Jennifer_Webb@Coltrin.com